Exhibit 5(a)

                                                 July 30, 1997

Board of Directors
Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032

Re:       Conseco, Inc.
          Registration Statement on Form S-8

Gentlemen and Madam:

          I am Senior Vice President, Legal of Conseco Services, LLC, a wholly owned subsidiary of Conseco, Inc., an Indiana corporation (the "Company"). I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 concerning shares of common stock, no par value, of the Company ("Common Stock") to be issued in connection with the Pioneer Financial Services, Inc. Employee Savings and Stock Ownership Plan, as amended, and the Pioneer Financial Services, Inc. Executive Deferred Compensation Program (the "Plans") as a result of the merger of Pioneer Financial Services, Inc. with a wholly owned subsidiary of the Company. In connection with my representation, I have examined the corporate records of the Company, including its Amended and Restated Articles of Incorporation, as amended, By-Laws and other corporate records and documents and have made such other examinations as I considered necessary to render this opinion. Based upon the foregoing, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

          2. The Plans and the shares of Common Stock covered by the Plans have been duly authorized by all requisite corporate action.

          3. With respect to the authorized but unissued shares of Common Stock covered by the Plans, such shares, when issued in accordance with the terms and provisions for their issuance, will be validly issued, fully paid and non-assessable.

          I consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement.

                                Very truly yours,


                              /s/ Karl W. Kindig